Exhibit 23.1
Cach Foods, Inc.
Form SB-2

                           May 22, 2001

The Board of Directors
Cach Foods, Inc.
216 South Sixteenth Avenue
Pocatello, Idaho  83201

Gentlemen:

     We have been retained by Cach Foods, Inc. (the
"Company"), in connection with the Registration
Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission (the
"Registration Statement") relating to 250,000 shares of common stock, par value $0.001 per share. You have requested that we render an opinion as to whether the common stock as proposed to be issued on the terms set forth in the Registration Statement will be validly issued, fully paid and non-assessable.

In connection with this engagement, we have examined the following:

     1.   the articles of incorporation of the
Company, as amended;

     2.   the Registration Statement;

     3.   the bylaws of the Company;

     4.   unanimous consents of the board of

directors; and

     5.   majority consents of the shareholders.

     We have examined such other corporate records and documents and have made such other examinations as we deemed relevant.

     Based upon the above examination, we are of the opinion that the shares of common stock proposed to be issued pursuant to the Registration Statement, are validly authorized and, when issued in accordance with the terms set forth in the Registration
Statement, will be validly issued, fully paid, and nonassessable.

     We hereby consent to being named in the
Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

                  Sincerely yours,

                  /s/ Lehman Walstrand & Associates

			LEHMAN WALSTRAND & ASSOCIATES

                        E-34
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